                                                                   EXHIBIT 12(b)
                                                                     PAGE 1 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1992       1993        1994         1995        1996
                                                   (Thousands of Dollars Except Ratios)
Net income for the period . . . . . . .   $302,748   $297,160    $320,757     $314,107    $304,876
   Add:
     Taxes based on income  . . . . . .    197,009    182,716     203,827      207,734     196,210
     Fixed charges (see below)  . . . .    136,227    130,914     142,411      138,071     136,102
                                          --------   --------    --------     --------    --------
Earnings available for fixed
    charges and preferred stock
    dividend requirements of Company . .  $635,984   $610,790    $666,995     $659,912    $637,188
                                          ========   ========    ========     ========    ========
    Fixed charges:
      Interest on debt   . . . . . . . .  $125,798   $124,430    $135,608     $129,239    $128,375
     Amortization of premium and
        discount, less expense, on
        debt; and bond defeasance
        cost  . . . . . . . . . . . . .      9,521      5,170       5,504        5,502       4,269
     Rentals (see note)   . . . . . . .        908      1,314       1,299        3,330       3,458
                                          --------   --------    --------     --------    --------
        Total fixed charges . . . . . .   $136,227   $130,914    $142,411     $138,071    $136,102

Preferred stock dividend requirements
   of Company* (Adjusted for income
   tax effect)  . . . . . . . . . . . .     21,852     21,537      20,514       20,808      20,612
                                          --------   --------    --------     --------    --------
Total fixed charges and preferred
   stock dividend requirements  . . . .   $158,079   $152,451    $162,925     $158,879    $156,714
                                          ========   ========    ========     ========    ========
Ratio of earnings to fixed charges
   and preferred stock dividends  . . .       4.02       4.01        4.09         4.15        4.06
                                          ========   ========    ========     ========    ========

Note:  Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     PAGE 2 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                         YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1992       1993        1994        1995        1996
                                            ----       ----        ----        ----        ----
                                               (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Company,
   adjusted for income tax effect*
     Preferred stock dividend require-
        ments of Company, as shown on
        statement of earnings . . . . .   $ 14,058   $ 14,087   $  13,252   $  13,250     $ 13,249

   Less deductible preferred stock
     dividends**  . . . . . . . . . . .      2,085      1,973       1,816       1,816        1,816
                                          --------   --------    --------   ---------     --------
   Non-deductible preferred stock
     dividends  . . . . . . . . . . . .   $ 11,973   $ 12,114    $ 11,436   $  11,434     $ 11,433
                                          ========   ========    ========   =========     ========
   Excess of net income before income
     taxes over net income (percentage)
     See note below   . . . . . . .           65.1%      61.5%       63.5%       66.1%        64.4%
                                          --------   --------    --------   ---------     --------
   Income tax effect on non-deductible
     preferred stock dividends*   . . .     $7,794   $  7,450    $  7,262   $   7,558     $  7,363
   Add:
     Deductible preferred stock
       dividends (above) . . . . . . .       2,085      1,973       1,816       1,816        1,816
     Non-deductible preferred stock
       dividends (above) . . . . . . .      11,973     12,114      11,436      11,434       11,433
                                          --------   --------    --------   ---------     --------
   Preferred stock dividend requirements
       of Company, adjusted for income
       tax effect   . . . . . . . . . . . $ 21,852   $ 21,537    $ 20,514   $  20,808     $ 20,612
                                          ========   ========    ========   =========     ========
Note:  Calculated as follows -
        Net income before income
          taxes . . . . . . . . . . . .   $499,757   $479,876    $524,584   $ 521,841     $501,086
        Less net income . . . . . . . .    302,748    297,160     320,757     314,107      304,876
                                          --------   --------    --------   ---------     --------
        Excess - Taxes based on
          income  . . . . . . . . . . .   $197,009   $182,716    $203,827   $207,734      $196,210
                                          ========   ========    ========   =========     ========
          - Percentage of net income ..       65.1%      61.5%       63.5%      66.1%         64.4%
                                          ========   ========    ========   =========     ========


* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.